UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	16-1736884

(State of incorporation or organization)	(IRS Employer Identification No.)

475 Tenth Avenue
New York, NY	10018

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

Stock Purchase Rights	Nasdaq Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.
Morgans Hotel Group Co. (the “Company”) hereby amends its Form 8-A dated October 10, 2007, as amended on July 30, 2008, relating to the Stockholder Protection Rights Agreement dated as of October 9, 2007 between the Company and Mellon Investors Services LLC, as Rights Agent (“Mellon”), as amended pursuant to the Amendment to Stockholder Protection Rights Agreement, dated as of July 25, 2008 between the Company and Mellon (collectively, the “Rights Agreement”).
On September 30, 2009, the Board of Directors of the Company (the “Board”) resolved to amend and restate the Rights Agreement. Thereafter, the Company and Mellon entered into the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009 (the “Amended and Restated Rights Agreement”). The terms of the Rights Agreement provide that the Board of Directors may supplement or amend the Rights Agreement in any respect without approval of the holders of the rights at any time before a triggering event. The amendments in the Amended and Restated Rights Agreement include, among other things, the following:
(a)	the extension of the final expiration date of the Amended and Restated Rights Agreement under the definition of “Expiration Time” in Section 1.1 from October 9, 2009 to October 9, 2012 (assuming there is no earlier redemption or exchange of the rights, or a consolidation, merger or statutory share exchange which does not trigger the rights, or any subsequent extension by the Board pursuant to the terms of the Amended and Restated Rights Agreement);

(b)	the inclusion of a new provision under Section 3.1(c) which allows the Board to direct the Company to enter into a trust agreement and establish a trust to which all or some of the shares of common stock (or other securities) will be issued in the event that the Board elects to exchange the rights for shares of common stock (or other securities). All or some holders of rights entitled to receive shares pursuant to the exchange will be entitled to receive such shares (and any dividends or distributions made thereon after the date on which such shares are deposited in such trust) only from such trust and solely upon compliance with the relevant terms and provisions of the applicable trust agreement;

(c)	the clarification under Section 3.1(c) that in the event that the Board elects to exchange the rights for shares of common stock (or other securities), the Company may require (or cause the trustee of a trust established pursuant to Section 3.1(c) to require), as a condition thereof, that any holder of rights provide evidence as the Company or Mellon may reasonably request in order to determine whether or not such rights are void; and

(d)	the new Section 5.16(b) which provides for the irrevocable submission of the Company and Mellon to the exclusive jurisdiction of any state or federal court in the state of Delaware over any suit, action, or proceeding arising out of or relating to or concerning the Amended and Restated Rights Agreement.
The Amended and Restated Rights Agreement is attached hereto as Exhibit 1 and is hereby incorporated herein by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2009. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement and the exhibits thereto.

Item 2.	Exhibits.

Exhibit No.	Description
(1)
Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (including Forms of Rights Certificate and Assignment and of Election to Exercise as Exhibit A thereto and Form of Certificate of Designation and Terms of Participating Preferred Stock as Exhibit B thereto) (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2009)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MORGANS HOTEL GROUP CO.
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary

Date: October 2, 2009

EXHIBIT INDEX

Exhibit No.	Description
(1)
Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (including Forms of Rights Certificate and Assignment and of Election to Exercise as Exhibit A thereto and Form of Certificate of Designation and Terms of Participating Preferred Stock as Exhibit B thereto) (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2009)